Exhibit 21.1

WAVE LIFE SCIENCES LTD.

List of Subsidiaries

Name of Subsidiary	State/Jurisdiction of Incorporation
WAVE Life Sciences USA, Inc.	Delaware
WAVE Life Sciences (Japan)	Japan